Ventana Reports First Quarter Results

TUCSON, AZ -- 04/15/2005 -- Ventana Medical Systems, Inc. (NASDAQ: VMSI) today reported sales of $45.0 million for the quarter ending March 31, 2005, a 23% increase over the first quarter of 2004. The Company reported net income for the first quarter of $4.6 million, or $0.13 per share, compared with a net income of $2.6 million, or $0.07 per share, in the first quarter of 2004.

"We're pleased to continue the momentum we established last year," stated Christopher Gleeson, President and CEO. "Instrument revenues were strong as customers acquired more systems via capital purchase than originally expected in the quarter. In addition, we further strengthened our commercial position by signing a multi-year agreement with LabCorp and enhanced our intellectual property estate with a patent for the automated deparaffinization process used on our BenchMark systems."

Reagents and other revenues grew 25% versus the first quarter of 2004, while instrument revenue increased by 12% in the quarter versus the comparable period in 2004. Gross margin was 74.2% in the quarter, versus 73.5% in the comparable quarter, primarily reflecting the on-going shift in revenue mix to consumables. R&D investment was $6.1 million, up 19% from the 2004 first quarter. This increase was driven primarily by the Company's broad new platform and reagent chemistry development programs.

Ventana generated $8.6 million in cash from operations for the quarter.

CALENDAR YEAR 2005 OUTLOOK

The Company expects 2005 sales will be in a range of $195.0 million to $197.0 million and earnings per share will be approximately $0.75.

CONFERENCE CALL

Ventana will hold a conference call to discuss first quarter results at 10:00 a.m. Eastern on Friday, April 15, 2005. The call can be accessed live and will be available for replay over the Internet via www.viavid.net.

Ventana develops, manufactures, and markets instrument/reagent systems that automate tissue preparation and slide staining in clinical histology and drug discovery laboratories worldwide. Ventana's clinical systems are important tools used in the diagnosis and treatment of cancer and infectious diseases. Ventana's drug discovery systems are used to accelerate the discovery of new drug targets and evaluate the safety of new drug compounds.

This press release contains certain forward-looking statements within the meaning of the Federal Securities laws. These forward-looking statements include, but are not limited to statements regarding expected revenue growth for 2005, operating margins for 2005, and stock distribution and liquidity. These forward-looking statements are subject to numerous risks and uncertainties, and actual results may vary materially. We may not achieve anticipated future operating results, and product development activities may not be as successful as we expect, in terms of the timing of product availability to the market or customer rates of adoption. Other risks and uncertainties include risks associated with the development, manufacturing, marketing, and sale of medical products, competitive factors, general economic conditions, legal disputes, and government actions, and those other risks and uncertainties contained in our most recent Annual Report filed with the Securities and Exchange Commission (SEC) on Form 10-K, and all subsequent SEC filings. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at www.sec.gov. We undertake no obligation following the date of this release to update or revise our forward-looking statements or to update the reasons actual results could differ materially from those anticipated in forward-looking statements. We caution you not to place undue reliance upon any such forward-looking statements, which speak only as of the date such statements are made. Past performance is not indicative of future results. We cannot guarantee any future operating results, activity, performance, or achievement.

Visit the Ventana Medical Systems, Inc., website at www.ventanamed.com.

                   Ventana Medical Systems, Inc.
               Condensed Consolidated Balance Sheets
               (in thousands, except per share data)

                                      (Unaudited)      (Audited)
                                        March 31,     December 31,
ASSETS                                    2005            2004
                                        --------        --------

Current assets:
   Cash and cash equivalents            $ 42,811        $ 33,354
   Short-term investments                 20,192          20,149
   Trade accounts receivable, net         32,367          33,292
   Inventories, net                       11,243          10,877
   Deferred tax assets                     6,562           6,544
   Prepaids and other current assets       2,833           2,188
                                        --------        --------
Total current assets                     116,008         106,404
Property and equipment, net               49,277          47,679
Deferred tax assets, net of
 current portion                          14,641          11,329
Goodwill                                   2,804           2,804
Intangible assets, net                     7,163           7,097
Capitalized software
 development costs                         2,311           2,249
Other assets                               2,029           2,586
                                        --------        --------

Total assets                            $194,233        $180,148
                                        ========        ========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Accounts payable                     $ 11,353         $10,418
   Other current liabilities              25,273          25,849
                                        --------        --------
Total current liabilities                 36,626          36,267
Long-term debt                             2,047           2,182
Other long-term liabilities                  550             549

Commitments and Contingencies

Stockholders' equity:
   Common stock - $.001 par value;
    50,000 shares authorized;
    35,660 and 35,100 shares issued
    and outstanding at March 31,
    2005 and December 31, 2004,
    respectively                              35              35
   Additional paid-in capital            186,413         176,211
   Accumulated deficit                    (9,244)        (13,860)
   Accumulated other
    comprehensive loss                      (580)             40
   Treasury stock - 1,199 shares and
    1,189 shares at cost at March 31,
    2005 and December 31, 2004,
    respectively                         (21,614)        (21,276)
                                        --------        --------
Total stockholders' equity               155,010         141,150
                                        --------        --------
Total liabilities and
 stockholders' equity                   $194,233        $180,148
                                        ========        ========

                  Ventana Medical Systems, Inc.
          Condensed Consolidated Statements of Operations
               (in thousands except per share data)
                          (Unaudited)

                                             Three Months Ended
                                                  March 31,
                                            2005            2004
                                        --------        --------
Sales:
  Reagents and other                    $ 38,909        $ 31,036
  Instruments                              6,113           5,474
                                        --------        --------
    Total net sales                       45,022          36,510
Cost of goods sold                        11,600           9,692
                                        --------        --------
Gross profit                              33,422          26,818
Operating expenses:
  Research and development                 6,135           5,150
  Selling, general and administrative     19,800          18,253
  Amortization of intangible assets          476             289
                                        --------        --------
Income from operations                     7,011           3,126
Interest and other income                    101              50
                                        --------        --------
Income before taxes                        7,112           3,176
Provision for income taxes                 2,496             573
                                        --------        --------
Net income                              $  4,616        $  2,603
                                        ========        ========
Earnings per common share:
          --Basic                       $   0.13        $   0.08
                                        ========        ========
          --Diluted                     $   0.13        $   0.07
                                        ========        ========
Shares used in computing per
   common share:
          --Basic                         34,193          33,572
                                        ========        ========
          --Diluted                       36,805          35,724
                                        ========        ========

                  Ventana Medical Systems, Inc.
          Condensed Consolidated Statements of Cash Flows
                        (in thousands)
                          (Unaudited)

                                             Three Months Ended
                                                  March 31,
                                            2005            2004
                                        --------        --------
Operating activities:
Net income                              $  4,616        $  2,603
Adjustments to reconcile net income
 to cash provided by operating
 activities:
   Depreciation and amortization           2,234           2,006
   Deferred income tax benefit            (2,882)              -
   Tax benefit from exercise of
    stock options                          4,381               -
   Accounts receivable                       925           2,684
   Inventory                                (366)           (341)
   Other assets                              329            (625)
   Accounts payable                          358           3,141
   Other liabilities                      (1,004)         (2,159)
                                        --------        --------
Net cash provided by
 operating activities                      8,591           7,309

Investing activities:
Purchase of property and equipment        (3,365)         (2,996)
Purchase of intangible assets, net          (533)           (244)
Purchases of short-term investments       (1,549)        (11,522)
Proceeds from sale of short-term
 investments                               1,549           6,464
                                        --------        --------
Net cash used in investing activities     (3,898)         (8,298)

Financing activities:
Issuance of common stock                   5,482           2,775
Repayments of debt                           (56)           (114)
Purchases of common stock for treasury         -          (9,228)
                                        --------        --------
Net cash (used in) provided by
 financing activities                      5,426          (6,567)
Effect of exchange rate change on
 cash and cash equivalents                  (662)           (364)
                                        --------        --------
Net (decrease) increase in cash
 and cash equivalents                      9,457          (7,920)
Cash and cash equivalents,
 beginning of period                      33,354          19,711
                                        --------        --------
Cash and cash equivalents,
 end of period                          $ 42,811        $ 11,791
                                        ========        ========

Contact:
Christopher M. Gleeson
President and CEO
(520) 229-3787

Nick Malden
Chief Financial Officer
(520) 229-3857